Exhibit 21

AMERICAN GREETINGS CORPORATION

Subsidiaries of the Registrant

Subsidiary	State / Jurisdiction of Incorporation
A.G. (UK), Inc.	Ohio
A.G. Industries, Inc.	North Carolina
A.G.C. Investments, Inc.	Delaware
AG Interactive, Inc.	Delaware
AGC Funding Corporation	Delaware
AGC Holdings, LLC	Delaware
Cardstore, Inc.	Washington
Carlton Cards Limited	Canada
John Sands (Australia) Ltd.	Delaware
Microcourt Limited	United Kingdom
Plus Mark LLC	Ohio
Papyrus-Recycled Greetings, Inc.	Illinois
Those Characters From Cleveland, Inc.	Ohio
UK Greetings Limited	United Kingdom